Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 (Amendment No. 6) of our report dated March 4, 2022, except for Note 11, as to which date is July 8, 2022, and Note 10, as to which date is November 23, 2022, with respect to our audits of the consolidated financial statements of Global Mofy Metaverse Limited as of and for the year ended September 30, 2021, which report appears in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

August 14, 2023